Exhibit 99.1

Illinois American Water Granted New Rates by Illinois Commerce Commission

Increase Driven by Approximately $557 Million in System Investments

Belleville, Ill. (Dec. 6, 2024) The Illinois Commerce Commission (ICC) issued an order Thursday approving new water and wastewater base rates for Illinois American Water, driven primarily by $557 million in capital investments in 2024 and 2025. The rate change request was filed on January 25, 2024.

“By making prudent, ongoing necessary investments to maintain and upgrade our water and wastewater systems, Illinois American Water is committed to the safety and reliability of our water and wastewater systems in the communities we serve,” said Rebecca Losli, Illinois American Water president.

The new rates will be effective January 1, 2025. The approved increase will result in a total annualized revenue increase of approximately $110.6 million and will support continued investment in critical water and wastewater infrastructure throughout the state, including the replacement, lining and installation of approximately 44 miles of aging water and wastewater pipelines. Investments also include upgrading water and wastewater treatment plants to maintain and meet regulatory compliance, storage tanks, wells, pumping stations, fire hydrants, meters and manholes across the state and ongoing replacement of customer lead service lines.

The rate order covers $421 million in water system infrastructure improvements and $136 million in wastewater system infrastructure improvements to be made over two years, from January 2024 to December 2025.

The amount of the rate change customers will experience will vary among the company’s operating districts. The monthly water service bill for the typical residential customer using 3,500 gallons per month with a 5/8-inch meter will increase approximately $16 per month and the typical residential wastewater bill will increase approximately $8.50 per month.

In addition, the ICC approved Illinois American Water’s request to expand the income-based discount tariff. Qualifying income-eligible customers will need to apply for the discount and provide the required income information when the expanded program is implemented.

Information about the program will be communicated to customers. Illinois American Water also offers customer assistance through the company’s non-income-based H2O Help to Others program, payment plans and budget billing. More information can be found on the company’s website here.

Customers will receive information about the new rates on their Illinois American Water bill. Information will also be available on the company’s website at amwater.com/ilaw, under Customer Service & Billing, Your Water and Wastewater Rates.

About American Water
American Water (NYSE: AWK) is the largest regulated water and wastewater utility company in the United States. With a history dating back to 1886, We Keep Life Flowing® by providing safe, clean, reliable and affordable drinking water and wastewater services to more than 14 million people with regulated operations in 14 states and on 18 military installations. American Water's 6,500 talented professionals leverage their significant expertise and the company’s national size and scale to achieve excellent outcomes for the benefit of customers, employees, investors and other stakeholders.

For more information, visit amwater.com and join American Water on LinkedIn, Facebook, X and Instagram.

About Illinois American Water
Illinois American Water, a subsidiary of American Water, is the largest regulated water utility in the state, providing high-quality and reliable water and wastewater services to approximately 1.4 million people. American Water also operates a quality control and research laboratory in Belleville.

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MEDIA CONTACT
Anna Kubas
Senior Manager, External Communications
Illinois American Water
Anna.Kubas@amwater.com

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